Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY UPDATES EXPECTATIONS

FOR THIRD QUARTER 2004

Richmond, Virginia, September 8, 2004 - Massey Energy Company (NYSE:MEE) today announced that it continues to experience productivity issues and shipping shortfalls in the third quarter. “A number of the issues we mentioned in our second quarter earnings press release and conference call continue to negatively impact us,” said Don L. Blankenship, Massey Energy Chairman and CEO. “These issues include an industry shortage of experienced labor, permitting delays and other regulatory issues that continue to increase costs and hamper shipments.”

As a result of the cumulative impact of these cost and shipping pressures, the Company said that its third quarter financial results could fall at, or slightly below, the low end of its previous guidance, excluding a non-cash charge of approximately $3.5 million pre-tax ($0.03 per share), related to the impairment of selected gas assets. In its July 30, 2004, second quarter earnings release, the Company projected third quarter shipments of 10.5 to 11.5 million tons, earnings of $0.10 to $0.30 per share and EBITDA of $70 to $90 million.

“While we continue to be disappointed with these production and shipping issues, the market continues to be extremely strong with no evidence of change,” said Blankenship. “We remain focused on responding to this strong market by increasing our surface mine capacity, where labor is more readily available and production generally is lower cost than for deep mines,” said Blankenship. In that regard, the Company reported that it had acquired property and infrastructure adjacent to the Hanna properties it previously purchased from Horizon Natural Resources. The property has been renamed Republic Energy and has begun mobilizing recently purchased equipment. Production of coal is expected to start at Republic on or about November 1, 2004.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K filed on March 15, 2004 and subsequently filed interim reports. Such filings are available either publicly or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Massey Investor Relations (Katharine W. Kenny, 804 -788-1824) or contact the Company via its website at www.masseyenergyco.com.

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